CONTACT:
Michael W. Kaplan
Chief Financial Officer
(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES FIRST QUARTER OPERATING RESULTS;
ISSUES SECOND QUARTER GUIDANCE

- Ninth straight quarter of comparable store sales growth
- Comparable store sales up 3%
- Gross margin up 100 basis points

ANAHEIM, Calif., May 29, 2014 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that net sales from continuing operations for the first quarter of fiscal 2014 ended May 3, 2014, were $171.1 million versus net sales from continuing operations of $166.4 million for the first quarter of fiscal 2013 ended May 4, 2013. Comparable store sales for the first quarter of fiscal 2014 increased 3%. The Company ended the first quarter of fiscal 2014 with 618 stores versus 638 stores a year ago.

On a GAAP basis, the Company reported a loss from continuing operations of $10.4 million, or $(0.15) per diluted share, for the first quarter of fiscal 2014, compared to a loss from continuing operations of $24.1 million, or $(0.35) per diluted share, for the first quarter of fiscal 2013. The loss from continuing operations for the Company's first quarter of fiscal 2014 included a non-cash gain of $1.2 million, or $0.02 per diluted share, compared to a non-cash loss of $9.3 million, or $(0.13) per diluted share, for the first quarter of fiscal 2013 related to the derivative liability that resulted from the issuance of the Convertible Series B Preferred Stock (the “Series B Preferred”) in connection with the term loan financing the Company completed in December 2011.

On a non-GAAP basis, excluding the non-cash gain (loss) on the derivative liability, and assuming a tax benefit of approximately $3.8 million, the Company would have incurred a loss from continuing operations for the first quarter of fiscal 2014 of $7.4 million, or $(0.11) per diluted share, as compared to a loss from continuing operations of $9.5 million, or $(0.14) per diluted share, for the same period a year ago.

"I believe that in a tough marketplace we are continuing to attract new customers and great brands to PacSun, which has been key to achieving our ninth straight quarter of positive comparable store sales," said Gary H. Schoenfeld, President and Chief Executive Officer. "While we anticipate continued growth in our Men's business, the promotional environment that we are seeing in the mall coupled with underperformance in a couple of categories in Women's is resulting in a more cautious outlook for the second quarter."

Financial Outlook for Second Fiscal Quarter of 2014
The Company's guidance range for the second quarter of fiscal 2014 contemplates a non-GAAP loss per diluted share from continuing operations of between $(0.08) and $(0.02), compared to $0.02 in the second quarter of fiscal 2013.

The forecasted second quarter non-GAAP loss from continuing operations per diluted share guidance range is based on the following assumptions:

•	Comparable store sales from -5% to flat;

•	Revenue from $200 million to $210 million;

•	Gross margin rate, including buying, distribution and occupancy, of 26% to 29%;

•	SG&A expenses in the range of $56 million to $58 million; and

•	Applicable non-GAAP adjustments are tax effected using a normalized annual income tax rate.

The Company's second fiscal quarter of 2014 guidance range excludes the quarterly impact of the change in the fair value of the derivative liability due to the inherently variable nature of this financial instrument.

Discontinued Operations
In accordance with applicable accounting literature and consistent with the Company's financial statement presentation in its fiscal 2013 annual report, the Company has reclassified the results of operations of its closed stores as discontinued operations for all periods presented, as applicable.

Derivative Liability
In fiscal 2011, as a result of the issuance of the Series B Preferred in connection with the Company's $60 million senior secured term loan financing with an affiliate of Golden Gate Capital, the Company recorded a derivative liability equal to approximately $15 million, which represents the fair value of the Series B Preferred upon issuance. In accordance with applicable U.S. GAAP, the Company has marked this derivative liability to fair value through earnings and will continue to do so on a quarterly basis until the shares of Series B Preferred are either converted into shares of the Company's common stock or until the conversion rights expire (December 2021).

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of May 29, 2014, the Company operates 619 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its first fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 47110638. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company's investor relations website through midnight, August 27, 2014.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the fourth paragraph and the statements made by the Company under the heading “Financial Outlook for Second Fiscal Quarter of 2014.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the First Quarter Ended
	May 3, 2014	May 4, 2013

Net sales	$171,143	$166,352
Gross margin	44,663	41,781
SG&A expenses	52,026	52,766
Operating loss	(7,363)	(10,985)
(Gain) loss on derivative liability	(1,225)	9,290
Interest expense, net	3,877	3,547
Loss from continuing operations before income taxes	(10,015)	(23,822)
Income taxes	382	232
Loss from continuing operations	(10,397)	(24,054)
Loss from discontinued operations, net of tax effects	—	(127)
Net loss	$(10,397)	$(24,181)

Loss from continuing operations per share:
Basic and diluted	$(0.15)	$(0.35)
Loss from discontinued operations per share:
Basic and diluted	$—	$—
Net loss per share:
Basic and diluted	$(0.15)	$(0.35)
Weighted-average shares outstanding:
Basic and diluted	68,750	68,242

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	May 3, 2014	February 1, 2014	May 4, 2013

ASSETS
Current assets:
Cash and cash equivalents	$19,953	$27,769	$17,658
Inventories	95,862	83,073	103,671
Prepaid expenses	15,584	13,404	14,863
Other current assets	4,395	6,089	3,016
Total current assets	135,794	130,335	139,208
Property and equipment, net	94,420	96,797	105,005
Other assets	44,457	45,507	46,903
Total assets	$274,671	$272,639	$291,116

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$56,168	$46,034	$47,321
Derivative liability	29,495	30,720	29,372
Other current liabilities	41,032	37,286	38,645
Total current liabilities	126,695	114,040	115,338
Deferred lease incentives	12,181	12,889	13,342
Deferred rent	15,232	15,440	15,937
Long-term debt	86,639	86,075	79,937
Other liabilities	25,862	26,046	25,715
Total liabilities	266,609	254,490	250,269
Total shareholders' equity	8,062	18,149	40,847
Total liabilities and shareholders' equity	$274,671	$272,639	$291,116

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the First Quarter Ended
	May 3, 2014	May 4, 2013
Cash flows from operating activities:
Net loss	$(10,397)	$(24,181)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,696	6,808
Asset impairment	783	861
Loss on disposal of property and equipment	16	26
(Gain) loss on derivative liability	(1,225)	9,290
Amortization of debt discount	724	517
Non-cash stock-based compensation	495	994
Changes in assets and liabilities:
Inventories	(12,789)	(12,990)
Other current assets	(486)	(2,151)
Other assets	330	412
Accounts payable	10,134	(2,672)
Other current liabilities	2,932	(5,461)
Deferred lease incentives	(708)	(1,059)
Deferred rent	(208)	(196)
Other long-term liabilities	(34)	98
Net cash used in operating activities	(4,737)	(29,704)
Cash flows used for investing activities:
Purchases of property, equipment and intangible assets	(2,862)	(1,114)
Cash flows from financing activities:
Principal payments under mortgage borrowings	(150)	(140)
Principal payments under capital lease obligations	(67)	(125)
Proceeds from exercise of stock options	—	8
Net cash used in financing activities	(217)	(257)
Net decrease in cash and cash equivalents	(7,816)	(31,075)
Cash and cash equivalents, beginning of period	27,769	48,733
Cash and cash equivalents, end of period	$19,953	$17,658

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	May 3, 2014	May 4, 2013
Stores open at beginning of year	618	644
Stores opened during the period	1	1
Stores closed during the period	(1)	(7)
Stores open at end of period	618	638

	May 3, 2014		May 4, 2013
	# of Stores	Square Footage (000s)	# of Stores	Square Footage (000s)
PacSun Core stores	501	1,963	522	2,036
PacSun Outlet stores	117	472	116	471
Total stores	618	2,435	638	2,507

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands, except per share data)

	For the First Quarter Ended
	May 3, 2014	May 4, 2013

GAAP loss from continuing operations	$(10,397)	$(24,054)
Derivative liability	(1,225)	9,290
Deferred tax valuation allowance	4,198	5,306
Non-GAAP loss from continuing operations	$(7,424)	$(9,458)

GAAP loss from continuing operations per share	$(0.15)	$(0.35)
Derivative liability	(0.02)	0.13
Deferred tax valuation allowance	0.06	0.08
Non-GAAP loss from continuing operations per share	$(0.11)	$(0.14)
Shares used in calculation	68,750	68,242

ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated May 29, 2014, contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP loss from continuing operations and non-GAAP loss from continuing operations per share for the first quarters of fiscal 2014 and 2013, respectively, and non-GAAP income (loss) from continuing operations per share guidance for the second quarter of fiscal 2014. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

- Derivative liability - Deferred tax valuation allowance
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company's operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.